EXHIBIT 16

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

June 28, 2002

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with, and representations from, the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read
Item 4 included in the Form 8-K dated June 28, 2002, of Hospitality Properties Trust to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

         /s/ Arthur Andersen LLP

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         ARTHUR ANDERSEN LLP

Copy to: Thomas O'Brien, Treasurer and Chief Financial Officer, Hospitality Properties Trust